PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 27, 2009)	Registration No. 333-136297

The Neiman Marcus Group, Inc.

7.125% Senior Debentures due 2028

This prospectus supplement updates and supplements The Neiman Marcus Group, Inc.’s Prospectus dated October 27, 2009.

You should carefully consider the risk factors beginning on page 10 of the Prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at certain negotiated prices related to prevailing market prices.  Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See “Plan of Distribution” in the Prospectus.

Credit Suisse

July 28, 2010

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that our Parent files with the SEC.  This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information.  All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later.

We incorporate by reference:

•                 our Parent’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009, as filed with the SEC on October 20, 2009; and

•                 our Parent’s Quarterly Report on Form 10-Q for the fiscal quarters ended October 31, 2009, January 30, 2010 and May 1, 2010, as filed with the SEC on December 9, 2009, March 9, 2010 and June 8, 2010, respectively; and

•                 our Parent’s Current Report on Form 8-K filed July 28, 2010.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our Parent’s Annual Report on Form 10-K, our Parent’s Quarterly Reports on Form 10-Q and our Parent’s Current Report on Form 8-K. Requests should be directed to:

Nelson A. Bangs, Esq.

The Neiman Marcus Group, Inc.

One Marcus Square, 1618 Main Street

Dallas, Texas 75201

Telephone: (214) 741 6911

The documents listed above which have been incorporated into this prospectus are also available through our website at http://www.neimanmarcusgroup.com. The information found on our website is not incorporated into or part of this prospectus.